Exhibit 99.1

QTS REPORTS FOURTH QUARTER AND FULL YEAR 2014 OPERATING RESULTS

OVERLAND PARK, Kan. – February 23, 2015 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the fourth quarter and full year ended December 31, 2014. The Company completed its initial public offering on October 15, 2013, pursuant to which the Company became the general partner of QualityTech, LP (the “Predecessor”). The following financial data for the three months and year ended December 31, 2014, three months ended September 30, 2014, and as of December 31, 2014 and 2013 is that of the Company. The financial data for the three months and year ended December 31, 2013 is presented on a combined basis for the Company and the Predecessor.

Fourth Quarter and Full Year Highlights

•	Reported Operating FFO of $20.4 million and $74.1 million for the quarter and year ended December 31, 2014, respectively, an increase of 24.3% and 49.8% compared to the same periods in 2013. Operating FFO for the quarter and year ended December 31, 2014 on a fully diluted per share basis was $0.55 per share and $2.00 per share, respectively.

•	Reported Adjusted EBITDA of $29.0 million and $100.0 million for the quarter and year ended December 31, 2014, respectively, an increase of 36.7% and 32.6% compared to the same periods in 2013.

•	Reported NOI of $39.8 million and $141.2 million for the quarter and year ended December 31, 2014, respectively, an increase of 30.7% and 25.3% compared to the same periods in 2013.

•	Total revenues of $59.6 million and $217.8 million recognized in the quarter and year ended December 31, 2014, respectively, an increase of 25.6% and 22.4% compared to the same periods in 2013. Monthly Recurring Revenue (“MRR”) as of December 31, 2014 increased by 21.2% to $17.1 million compared to MRR as of December 31, 2013.

•	Executed new and modified leases during the quarter and year ended December 31, 2014 aggregating to a net increase of $4.1 million and $58.0 million, respectively, in incremental annualized rent, net of downgrades, which brought the Company’s booked-not-billed annualized rent to $57.8 million as of December 31, 2014 compared to $28.2 million as of December 31, 2013.

1 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

“We continue to be pleased with the performance of our business. Our fully integrated technology services platform enables us to deliver consistent performance driven by the engine of our business, C2 colocation and C3 cloud and managed services, while targeting strategic C1 to accelerate our growth during certain quarters,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “2014 was our first full year as a public company. During the year, we experienced strong growth, return on capital metrics and a growing book-not-billed pipeline. We expanded our national footprint, continued to build out our current facilities, and broadened our product mix with a number of C3 services. This activity and momentum continues to demonstrate the strength of our model, and leaves us confident in our future success.”

Financial Results

Quarterly Results

Net income for the fourth quarter of 2014 was $5.8 million ($0.16 per basic and diluted share) compared to net income of $4.4 million recognized in the fourth quarter of 2013. QTS generated Operating FFO of $20.4 million for the fourth quarter of 2014, an increase of approximately 24.3% compared to $16.4 million for the fourth quarter of 2013. Additionally, QTS generated $29.0 million of Adjusted EBITDA in the fourth quarter of 2014, an increase of 36.7% compared to $21.2 million for the fourth quarter of 2013. MRR as of December 31, 2014 was $17.1 million, an increase of 21.2% compared to MRR as of December 31, 2013 of $14.1 million, with total revenues increasing by 25.6% to $59.6 million for the fourth quarter 2014 compared to $47.4 million for the fourth quarter 2013.

Year-to-Date Results

Net income for the year ended 2014 was $19.1 million ($0.52 and $0.51 per basic and diluted share, respectively) compared to net income of $3.9 million recognized in the year ended 2013. QTS generated Operating FFO of $74.1 million for the year ended 2014, an increase of 49.8% compared to $49.5 million for the year ended 2013. Additionally, QTS generated $100.0 million of Adjusted EBITDA in the year ended 2014, an increase of 32.6% compared to $75.4 million for the year ended 2013. Total revenues increased by 22.4% to $217.8 million for the year ended 2014 compared to $177.9 million for the year ended 2013.

As discussed in prior quarters’ earnings releases, the Company recorded a one-time restructuring charge aggregating to approximately $1.3 million for the year ended December 31, 2014. Additionally, the Company recognized $0.1 million in transaction costs in the fourth quarter of 2014 and $1.0 million for the year ended December 31, 2014. Restructuring charges and transaction costs were removed when calculating Operating FFO and Adjusted EBITDA.

Leasing Activity

During the quarter and year ended December 31, 2014, QTS entered into customer leases representing approximately $4.1 million and $58.0 million, respectively, of incremental annualized rent, net of downgrades. 2014 leasing activity represented the largest year in QTS history. As QTS has previously stated, its C1 leasing activity can be uneven, and QTS saw a significant increase in C1 sales in the third quarter with minimal C1 leasing in the fourth quarter. QTS’ C2/C3 sales were slightly greater but in line with its prior four quarter average, which aligns with our expectation that C2/C3 sales will provide more consistent results than C1 sales. Additionally, in the fourth quarter, the incremental annualized rent, net of downgrades, was affected by a large lease modification signed with a customer. QTS renegotiated a lease with an existing customer whereby that customer returned approximately 5,800 square feet to QTS, and QTS received a net fee of approximately $0.7 million to allow this modification. In addition, the space that the customer retained was renegotiated at a higher rate per square foot. Through this renegotiation QTS received valuable space in its Atlanta-Metro facility which is expected to be re-leased at higher market rates with minimal cost. Without the impact of this downgrade, incremental annualized rent, net of downgrades, would have been $5.4 million and $59.3 million for the quarter and year ended December 31, 2014, respectively.

2 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

During the quarter and year ended December 31, 2014, QTS renewed leases with a total annualized rent of $5.9 million and $23.7 million at an average rent per square foot of $940 and $768, respectively, which was 3.4% and 2.3% higher than their annualized rent prior to their respective renewals. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal, which facilitates rate comparability. As summarized in more detail in our supplemental information, there is variability in our renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low single digits annually. Rental churn (which is the MRR impact from a customer completely departing the platform in a given period compared to the total MRR at the beginning of the period) was 1.3% for the fourth quarter of 2014 and 6.2% for the year ended December 31, 2014.

During the quarter and year ended December 31, 2014, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $1.6 million and $5.7 million of MRR (and representing approximately $18.8 million and $69.0 million of annualized rent) at $391 and $497 per square foot, respectively. This compares to commenced customer leases representing an aggregate trailing four quarter average of approximately $1.6 million of MRR (representing approximately $19.5 million of annualized rent) at $410 per square foot. The difference in these commencements on a per square foot basis was driven by changes in product mix within the C2/C3 space which commenced as well as having larger C2 customers commence leases, and is not indicative of lower rates at the space where leases commenced. A more detailed analysis of this activity is set forth in the Company’s supplemental information.

As of December 31, 2014, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of December 31, 2014) was approximately $4.8 million, or $57.8 million of annualized rent, and compares to $62.6 million at September 30, 2014, which was a record level, and $28.2 million at December 31, 2013. The booked-not-billed balance is expected to contribute an incremental $12.4 million to revenue in 2015 (representing $21.7 million in annualized revenues), an incremental $15.3 million in 2016 (representing $21.1 million in annualized revenues), and an incremental $14.9 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the quarter and year ended December 31, 2014 the Company continued redevelopment of the Dallas – Fort Worth, Atlanta – Metro, Richmond and Atlanta – Suwanee facilities. While no space was placed into service in the fourth quarter, during the year ended December 31, 2014 the Company placed into service $150 million of capital and approximately 180,000 raised floor net rentable square feet (“NRSF”), and acquired an additional $54 million of real estate assets and 58,000 raised floor NRSF in connection with the Princeton facility acquisition. The Company also continued to position those facilities, as well as its Chicago facility acquired in 2014, to have space ready for customers in 2015, 2016 and forward. The Company expects to spend $225 million to $275 million in 2015 on development, and place approximately $146 million and approximately 92,000 raised floor NRSF into service in 2015. The majority of the capital spend that is not placed into service in 2015 is for ongoing expansion and development of our facilities, including the recently acquired Chicago facility and to facilitate the booked-not-billed backlog.

3 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

Balance Sheet and Liquidity

As of December 31, 2014, QTS’s total debt balance was $637.2 million, resulting in a debt to annualized Adjusted EBITDA of 5.5x. This ratio was impacted by various portions of QTS’s portfolio that were placed into service in the third quarter of 2014 which have not yet produced a stabilized Adjusted EBITDA. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp in 2015 and 2016 associated with the Company’s booked-not-billed backlog of $57.8 million in annualized rent. As the revenues associated with this backlog commence, the Company expects its long term debt to Adjusted EBITDA ratio to improve.

On December 17, 2014, the Company further amended its Unsecured Credit Facility to extend the term, provide lower interest rates, $90 million of increased capacity, a revised term loan of $100 million that matures on December 17, 2019, and an unsecured revolving credit facility of $550 million that matures on December 17, 2018, with the option to extend one year. The Unsecured Credit Facility also provides for a $200 million accordion feature to increase the credit facility to $850 million, subject to certain conditions including obtaining additional lender commitments. Due to the reduction in size of the term loan and changes in commitments from certain financial institutions, the Company recognized a non-cash charge of approximately $0.3 million.

2015 Guidance

	2014		2015		Implied
($ in millions except per share amounts)			Low	High	Growth (1)
Adjusted EBITDA	$100.0		$115.0	$123.0	19%
Operating FFO	$74.1		$84.5	$88.5	17%
Operating FFO per share	$2.00		$2.24	$2.34	15%
Capital Expenditures Incurred	$200.5	(2)	$225.0	$275.0

The Company continues to anticipate core revenue growth, excluding acquisitions, in the mid to high teens (which ramps during the year) and annual rental churn of 5-8%. This guidance does not contemplate any capital-raising transactions, additional acquisitions, dispositions or financing activities. The Company expects this growth combined with its operating leverage to result in Adjusted EBITDA margin approaching 50% within the next few years.

(1) Implied growth is based on midpoint of 2015 guidance.

(2) Does not include 2014 acquisitions.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on February 23, 2015, at 8:30 a.m., Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 0424450 and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast, earnings presentation and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

4 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

About QTS

QTS Realty Trust, Inc. (NYSE:QTS) is a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. The Company’s data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. The Company has a fully integrated platform through which it owns and operates its data centers and provides a broad range of information technology infrastructure solutions. The Company believes that it owns and operates one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and has the capacity to more than double its leased raised floor square footage without constructing any new buildings. The Company’s portfolio is currently leased to over 850 customers comprised of companies of all sizes representing an array of industries

QTS Investor Relations Contact

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; national and local economic conditions; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws and increases in real property tax rates.

5 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

6 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

The following financial data as of December 31, 2014 and 2013 is that of the Company.

	December 31,	December 31,
	2014	2013
ASSETS
Real Estate Assets
Land	$48,577	$30,601
Buildings and improvements	914,286	728,230
Less: Accumulated depreciation	(180,167)	(137,725)
	782,696	621,106

Construction in progress	214,719	146,904
Real Estate Assets, net	997,415	768,010
Cash and cash equivalents	10,788	5,210
Rents and other receivables, net	15,579	14,434
Acquired intangibles, net	18,000	5,396
Deferred costs, net (1)	37,058	19,150
Prepaid expenses	3,079	1,797
Other assets, net (2)	24,640	17,359
TOTAL ASSETS	$1,106,559	$831,356

LIABILITIES
Mortgage notes payable	$86,600	$88,839
Unsecured credit facility	239,838	256,500
Senior notes	297,729	-
Capital lease obligations	13,062	2,538
Accounts payable and accrued liabilities	64,607	63,204
Dividends payable	10,705	8,965
Advance rents, security deposits and other liabilities	3,302	3,261
Deferred income	10,531	7,892
Derivative liability	-	453
TOTAL LIABILITIES	726,374	431,652

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 29,408,138 and 28,972,774 shares issued and outstanding as of December 31, 2014 and 2013, respectively	294	289
Additional paid-in capital	324,917	318,834
Accumulated other comprehensive loss	-	(357)
Accumulated dividends in excess of earnings	(22,503)	(3,799)
Total stockholders’ equity	302,708	314,967
Noncontrolling interests	77,477	84,737
TOTAL EQUITY	380,185	399,704
TOTAL LIABILITIES AND EQUITY	$1,106,559	$831,356

(1)	As of December 31, 2014 and December 31, 2013, deferred costs, net, included $16.5 million and $7.3 million of deferred financing costs, respectively, $17.4 million and $11.9 million of deferred leasing costs, respectively, and $3.2 million related to a leasing arrangement at our Princeton facility at December 31, 2014.
(2)	As of December 31, 2014 and December 31, 2013, other assets, net, primarily included $21.4 million and $14.2 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and corporate software related assets.

7 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and Comprehensive Income

(in thousands)

The following financial data for the three months and year ended December 31, 2014 and three months ended September 30, 2014 is that of the Company. The following financial data for the three months and year ended December 31, 2013 is presented on a combined basis for both the Company and its Predecessor.

	Three Months Ended (unaudited)			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Revenues:
Rental	$47,656	$45,448	$39,122	$175,649	$145,306
Recoveries from customers	5,520	6,131	3,173	19,194	13,098
Cloud and managed services	5,788	5,242	4,703	20,231	17,531
Other (1)	599	1,124	431	2,715	1,952
Total revenues	59,563	57,945	47,429	217,789	177,887
Operating expenses:
Property operating costs	18,397	20,369	15,820	71,518	60,750
Real estate taxes and insurance	1,403	1,377	1,188	5,116	4,492
Depreciation and amortization	16,008	15,210	13,161	58,282	47,358
General and administrative (2)	11,987	11,045	9,848	45,283	39,183
Restructuring (3)	26	226	-	1,298	-
Transaction costs (4)	60	(195)	66	1,018	118
Total operating expenses	47,881	48,032	40,083	182,515	151,901

Operating income	11,682	9,913	7,346	35,274	25,986

Other income and expense:
Interest income	-	-	1	8	18
Interest expense	(5,625)	(5,410)	(2,747)	(15,308)	(18,724)
Other expense, net (5)	(291)	(470)	(153)	(871)	(3,430)
Income before taxes	5,766	4,033	4,447	19,103	3,850
Tax benefit (expense) of taxable REIT subsidiaries	82	(27)	-	-	-
Net income	5,848	4,006	4,447	19,103	3,850
Net income attributable to noncontrolling interests (6)	(1,221)	(849)	(848)	(4,031)	(848)
Net income attributable to QTS Realty Trust, Inc	4,627	3,157	3,599	15,072	3,002
Unrealized gain on swap (7)	-	-	74	-	294
Comprehensive income	$4,627	$3,157	$3,673	$15,072	$3,296

(1)	Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $0.4 million, $1.0 million and $0.2 million for the three months ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively. Straight line rent was $1.7 million and $0.6 million for the years ended December 31, 2014 and 2013, respectively.
(2)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses including $0.4 million of severance costs in the fourth quarter of 2014 unrelated to the remote employees severance costs discussed below. General and administrative expenses were 20.1%, 19.1%, and 20.8% of total revenues for the three month periods ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively. General and administrative expenses were 20.8% and 22.0% of total revenues for the years ended December 31, 2014 and 2013, respectively.

8 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

(3)	Restructuring costs – For the three months ended December 31, 2014, the Company did not incur any restructuring costs. For the year ended December 31, 2014, the Company incurred $1.3 million in restructuring costs related to severance costs associated with various remote employees.
(4)	Transaction costs – For the three months and year ended December 31, 2014, the Company recognized $0.1 million and $1.0 million, respectively, in costs related to the examination of actual and potential acquisitions. The Company received a refund for previously recognized costs during the three months ended September 30, 2014, which is reflected within transaction costs above. The Company recognized $0.1 million in transaction costs in both the three months and year ended December 31, 2013
(5)	Other expense, net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(6)	Noncontrolling interest – Concurrently with the completion of the initial public offering, the Company consummated a series of transactions pursuant to which the Company became the sole general partner and majority owner of QualityTech, LP, which then became its operating partnership. Certain prior owners of QualityTech, LP retained 21.2% of ownership in the operating partnership. As of December 31, 2014, the noncontrolling ownership interest of QualityTech, LP was 20.4%.
(7)	Unrealized gain (loss) on swap – For derivative instruments that are accounted for as hedges, or for the effective portions of qualifying hedges, the change in fair value is recorded as unrealized gains (losses) on swap and is included in other comprehensive income. The swaps that the Company previously held matured in September 2014, therefore, all gains were realized within the period and there was no unrealized gain or loss recognized in the Combined Consolidated Statements of Operations and Comprehensive Income for the three months and year ended December 31, 2014.

9 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation, straight line rent adjustments, and non-cash compensation.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
FFO
Net income	$5,848	$4,006	$4,447	$19,103	$3,850
Real estate depreciation and amortization	14,192	13,596	11,766	51,855	42,114
FFO	20,040	17,602	16,213	70,958	45,964

Write off of unamortized deferred finance costs	291	470	153	871	3,430
Restructuring costs	26	226	-	1,298	-
Transaction costs	60	(195)	66	1,018	118
Operating FFO *	20,417	18,103	16,432	74,145	49,512

Maintenance Capex	(712)	(1,877)	(298)	(2,684)	(2,538)
Leasing Commissions paid	(3,615)	(5,516)	(2,407)	(14,219)	(9,296)
Amortization of deferred financing costs and bond discount	842	729	582	2,774	2,775
Non real estate depreciation and amortization	1,817	1,612	1,395	6,427	5,244
Straight line rent revenue	(369)	(961)	(149)	(1,652)	(577)
Straight line rent expense	71	72	82	292	328
Equity-based compensation expense	1,252	925	655	4,153	1,960
Adjusted Operating FFO *	$19,703	$13,087	$16,292	$69,236	$47,408

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

10 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income excluding interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain on legal settlement and gain on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
EBITDA and Adjusted EBITDA
Net income	$5,848	$4,006	$4,447	$19,103	$3,850
Interest expense	5,625	5,410	2,747	15,308	18,724
Interest income	-	-	(1)	(8)	(18)
Tax (benefit) expense of taxable REIT subsidiaries	(82)	27	-	-	-
Depreciation and amortization	16,008	15,210	13,161	58,282	47,358
EBITDA	27,399	24,653	20,354	92,685	69,914

Write off of unamortized deferred finance costs	291	470	153	871	3,430
Equity-based compensation expense	1,252	925	655	4,153	1,960
Restructuring costs	26	226	-	1,298	-
Transaction costs	60	(195)	66	1,018	118
Adjusted EBITDA	$29,028	$26,079	$21,228	$100,025	$75,422

11 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income, excluding: interest expense, interest income, tax expense of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain on sale of real estate, restructuring charge and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income to NOI is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Net Operating Income (NOI)
Net income	$5,848	$4,006	$4,447	$19,103	$3,850
Interest expense	5,625	5,410	2,747	15,308	18,724
Interest income	-	-	(1)	(8)	(18)
Depreciation and amortization	16,008	15,210	13,161	58,282	47,358
Write off of unamortized deferred finance costs	291	470	153	871	3,430
Tax (benefit) expense of taxable REIT subsidiaries	(82)	27	-	-	-
Restructuring costs	26	226	-	1,298	-
Transaction costs	60	(195)	66	1,018	118
General and administrative expenses	11,987	11,045	9,848	45,283	39,183
NOI (1)	$39,763	$36,199	$30,421	$141,155	$112,645
Breakdown of NOI by facility:
Atlanta-Metro data center	$16,386	$14,752	$13,654	$60,734	$52,393
Atlanta-Suwanee data center	9,711	9,046	8,210	35,509	29,155
Santa Clara data center	3,390	3,301	2,640	12,739	10,939
Richmond data center	4,208	3,772	2,780	14,366	10,318
Sacramento data center	1,869	1,938	2,061	8,470	7,699
Princeton data center	2,739	2,066	-	4,828	-
Dallas-Fort Worth data center	395	420	-	815	-
Other facilities	1,065	904	1,076	3,694	2,141
NOI (1)	$39,763	$36,199	$30,421	$141,155	$112,645

(1)	Includes facility level general and administrative expense allocation charges of 4% of revenue which aggregated to $2.4 million, $2.3 million and $1.9 million for the three month periods ended December 31, 2014, September 30, 2014, and December 31, 2013, respectively, and $8.7 million and $7.1 million for the years ended December 31, 2014 and 2013, respectively.

12 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Recognized MRR in the period
Total period revenues (GAAP basis)	$59,563	$57,945	$47,429	$217,789	$177,887
Less: Total period recoveries	(5,520)	(6,131)	(3,173)	(19,194)	(13,098)
Total period deferred setup fees	(1,201)	(1,125)	(1,228)	(4,709)	(4,678)
Total period straight line rent and other	(1,981)	(1,726)	(1,147)	(5,692)	(4,532)
Recognized MRR in the period	50,861	48,963	41,881	188,194	155,579

MRR at period end
Total period revenues (GAAP basis)	$59,563	$57,945	$47,429	$217,789	$177,887
Less: Total revenues excluding last month	(39,605)	(38,439)	(31,212)	(197,831)	(161,670)
Total revenues for last month of period	19,958	19,506	16,217	19,958	16,217
Less: Last month recoveries	(1,908)	(1,771)	(1,240)	(1,908)	(1,240)
Last month deferred setup fees	(372)	(391)	(370)	(372)	(370)
Last month straight line rent and other	(537)	(823)	(469)	(537)	(469)
MRR at period end	$17,141	$16,521	$14,138	$17,141	$14,138

13 QTS Q4 Earnings 2014	Contact: IR@qtsdatacenters.com